Exhibit 99.1

Elite Pharmaceuticals, Inc. Appoints Carter Ward as Chief Financial Officer

Northvale, NJ – September 7, 2023: Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCBB: ELTP), a specialty pharmaceutical company developing and manufacturing niche generic products, today announced the appointment of Carter Ward as its Chief Financial Officer (CFO), effective September 5, 2023.

Mr. Ward previously served as the Company’s Chief Financial Officer from July 2009 through May 2021, and the Company is pleased to have Mr. Ward join us again as CFO. Mr. Ward has over 30 years of industry experience, most recently as chief financial officer of Mirror Biologics, Inc., a privately held life science company and before that as chief financial officer of Enveric Biosciences, Inc., a publicly traded biotech company. Prior to Mr. Ward’s initial tenure with the Company, Mr. Ward filled multiple finance and supply chain leadership roles with the Actavis Group and its U.S. subsidiary, Amide Pharmaceutical, Inc. and was also a consultant for Centennial Communications Corp., a Nasdaq-listed wireless communications provider where he was engaged in improving internal controls and supporting Sarbanes-Oxley compliance. Mr. Ward began his career as a certified public accountant in the audit department of KPMG and holds a Bachelor of Science degree in accounting from Long Island University in Brooklyn, N.Y, graduating summa cum laude.

“I am extremely pleased to welcome Carter back,” said Nasrat Hakim, CEO and President of Elite. “Carter brings his extensive experience in this industry as well as his previous knowledge and experience with Elite. He’ll be an important asset for our management team as we grow the company through our direct sales and distribution strategy.”

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops, manufactures, and distributes niche generic products. Elite’s product lines consist of immediate-release and controlled-release, solid oral dose products, which are marketed under the Elite Laboratories label, as well as pursuant to licenses granted to third-party pharmaceutical marketing and distribution organizations. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com